EXHIBIT 99.1

CERTIFICATION

          Pursuant to 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Spartan Motors, Inc. (the "Company") that the Quarterly Report of the Company on Form 10-Q for the accounting period ended March 31, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

          This Certificate is given pursuant to 18 U.S.C. § 1350 and for no other purpose.

Dated: May 12, 2003	/s/ John E. Sztykiel
John E. Sztykiel Chief Executive Officer

Dated: May 12, 2003	/s/ James W. Knapp
James W. Knapp Chief Financial Officer